EXHIBIT 99

               PRESS RELEASE OF PROVIDENT FINANCIAL SERVICES, INC.

Contact Info: Kevin J. Ward, EVP and Chief Operating Officer
              201-333-1000

                       PROVIDENT FINANCIAL SERVICES, INC.
          ANNOUNCES ANNUAL MEETING RESULTS AND PLANS TO PURCHASE STOCK


JERSEY CITY, New Jersey --- July 30, 2003

         Provident Financial Services, Inc. (NYSE: PFS) (the "Company"), announced the results of its first annual meeting of stockholders held on July 17, 2003. At that meeting, stockholders elected J. Martin Comey, Geoffrey M. Connor, Edward O'Donnell and Thomas E. Sheenan to the Board of Directors of the Company, each for a three-year term. Stockholders also approved the Company's 2003 Stock Option Plan and 2003 Stock Award Plan and ratified the appointment of KPMG LLP as its independent auditor.

         The Company announced today that in order to fund the Provident Financial Services, Inc. 2003 Stock Award Plan, it intends to purchase shares of its common stock in the open market with funds contributed by the Company.

         Stock purchases will be made from time to time at the direction of the management of the Company and will amount to up to 2,384,732 shares, or 3.9 percent, of the Company's issued and outstanding common stock.

         Provident Financial Services, Inc., is the holding company for The Provident Bank, which operates 50 branches throughout northern and central New Jersey.

         Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

         The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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